UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 28, 2007
ARCHSTONE-SMITH TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-16755 (Commission File Number)	84-1592064 (I.R.S. Employer Identification Number)

9200 E. Panorama Circle, Suite 400, Englewood, CO (Address of principal executive offices)	80112 (Zip Code)
Registrant’s telephone number, including area code:
(303) 708-5959
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Agreement and Plan of Merger
     General
     On May 29, 2007, Archstone-Smith Trust, a Maryland real estate investment trust (“Archstone”), and Archstone-Smith Operating Trust, a Maryland real estate investment trust through which Archstone owns substantially all of its assets and conducts substantially all of its businesses (the “Operating Trust,” and together with the Company, the “Company Parties”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with River Holding, LP, a Delaware limited partnership (“Parent”), River Acquisition (MD), LP, a Maryland limited partnership and wholly owned subsidiary of Parent (“MergerCo”), and River Trust Acquisition (MD), LLC, a Maryland limited liability company (“Operating Trust MergerSub,” and together with Parent and MergerCo, the “Buyer Parties”). The Buyer Parties are affiliates of Tishman Speyer Real Estate Venture VII, L.P. and Lehman Brothers Holdings Inc. The Merger Agreement and the Mergers (as defined below) were unanimously approved by the Board of Trustees of Archstone (the “Board”) and by Archstone in its capacity as the sole trustee of the Operating Trust.
     Pursuant to the Merger Agreement, at closing (a) Archstone will merge with and into MergerCo, with MergerCo continuing as the surviving limited partnership (the “Merger”) and (b) the Operating Trust MergerSub will merge with and into the Operating Trust, with the Operating Trust continuing as the surviving entity (the “Operating Trust Merger,” and together with the Merger, the “Mergers”).
     Treatment of Common Shares and Series I Preferred Shares of Archstone
     Under the terms of the Merger Agreement, at the effective time of the Merger, each Archstone common share (“Common Shares”) outstanding immediately prior to the effective time of the Merger (other than Common Shares owned by Archstone, any of its subsidiaries and MergerCo) will be converted automatically into the right to receive an amount in cash equal to $60.75 (the “Merger Consideration”). In addition, at the effective time of the Merger, each Archstone Series I cumulative redeemable preferred share (the “Series I Preferred Shares”) outstanding immediately prior to the effective time of the Merger (other than those that are held by Archstone or any of its subsidiaries) will, at the election of Parent, either (a) automatically be converted into the right to receive one Series I cumulative redeemable preferred share of the surviving entity of the Merger, the rights and preferences of which will be substantially identical to those of the Series I Preferred Shares or (b) be redeemed at the closing of the Merger by Archstone for the liquidation preference of $100,000 per share, plus all accrued and unpaid distributions through the redemption date in accordance with the terms of the Series I Preferred Shares.
     Treatment of Common and Preferred Units of the Operating Trust
     At the effective time of the Operating Trust Merger, each Class A-1 Common Unit of the Operating Trust (the “Common Units”) (other than those common units held by Archstone and its subsidiaries) outstanding immediately prior to the effective time of the Operating Company Merger will be converted, at the election of the holder, into either the right to receive (a) cash consideration equal to the Merger Consideration (the “Operating Trust Cash Consideration”) or (b) one newly-issued preferred unit in the Operating Trust (the “Series O Preferred Unit,” and such consideration, the “Series O Preferred Unit Consideration”). Holders of the Common Units will be provided the opportunity to make an unconditional election, to be effective concurrently with the Operating Trust Merger Effective Time, to receive either the Operating Trust Cash Consideration or the Series O Preferred Unit Consideration. See Exhibit 99.1 to this Current Report on Form 8-K, form of Designation of the Preferences, Redemption and other Rights, Voting Powers, Restrictions, and Limitations as to Series O Preferred Units, for additional information of the terms on the Series O Preferred Units. Such designation is incorporated by reference in its entirety to this Current Report on Form 8-K.
The following are the principal terms of the Series O Preferred Units—
•	The Series O Preferred Units will have a stated value of $60.75 per unit.

•	The Series O Preferred Units will bear cumulative preferential distributions payable quarterly at an annual rate of 6%. The distribution rate will increase to 8% per annum during any period when the ratio of Total Debt (as defined in the terms of the Series O Preferred Units) to Total Asset Value (as defined in the terms of the Series O Preferred Units) exceeds 0.85 to 1.0.

•	Holders of Series O Preferred Units will have the right to request that the Operating Trust redeem some or all of their Series O Preferred Units beginning on the fifth anniversary of the Merger at a redemption price of $60.75 per unit plus any accumulated but unpaid distributions through the redemption date, which will be 120 days after a redemption notice is delivered. In general, the Operating Trust will not be required to redeem a number of Series O Preferred Units in any 12-calendar month period in excess of one-third of the total number of Series O Preferred Units that are originally issued in the Merger. Holders of Series O Preferred Units also will be entitled to request that their units be redeemed if the Operating Trust makes any distributions on the common units (or other junior units) at a time when the debt-to-asset ratio described above exceeds than 0.85 to 1.0 or, with some exceptions, distributions in contemplation of new debt within 60 days before incurring new debt that cause the ratio to exceed that level. In this event, the redemption price will also include any amounts that would be payable under a holder’s tax protection agreements.

•	The Operating Trust will be entitled to redeem all (but not less than all) of the Series O Preferred Units beginning on the fifth anniversary of the Merger, at a redemption price equal to the stated value plus accumulated but unpaid distributions plus any amounts that would be payable under the holders’ tax protection agreements.

•	The Series O Preferred Units will rank, on liquidation and in payment of distributions, on a par with the Series I, Series P, Series Q-1, and Series Q-2 Preferred Units and senior to all other units of the Operating Trust.

•	The liquidation preference of the Series O Preferred Units will be $60.75 plus any accumulated but unpaid distributions.

•	The Series O Preferred Units will not have any voting rights other than approval rights customary for preferred securities regarding such matters as the issuance of new senior or parity units in the Operating Trust or amendments to the terms of the Series O Preferred Units, through merger or otherwise, that are materially adverse to the rights or preferences of the Series O Preferred Units.
     Further, at the effective time of the Operating Trust Merger, each of the Operating Trust’s outstanding Series M Preferred Unit, Series N-1 Convertible Redeemable Preferred Units and Series N-2 Convertible Redeemable Preferred Units will be converted into the right to receive one (1) newly-issued Series P Preferred Unit, Series Q-1 Preferred Unit and Series Q-2 Preferred Unit, respectively, of the Operating

Trust. See Exhibits 99.2 and 99.3 to this Current Report on Form 8-K, forms of Designation of the Preferences, Redemption and other Rights, Voting Powers, Restrictions, and Limitations as to Series P and Q Preferred Units, respectively, for additional information on the terms of the Series P and Q Preferred Units. Such designations are incorporated by reference in their entirety to this Current Report on Form 8-K.
     Treatment of Equity Awards
     In connection with the Merger, each option to purchase Common Shares (“Share Options”) and each stock appreciation right (“SARs”) outstanding under any employee, director or trustee equity incentive or compensation plans of Archstone will become fully vested and exercisable immediately prior to the effective time of the Merger. Unless otherwise agreed to by Parent and a holder of any Share Options or SARs, at the effective time of the Merger, each Share Option and SAR that has not been exercised will be canceled in exchange for the right to receive, for each Common Share issuable upon exercise of such Share Option or SAR, cash in the amount equal to the excess of the Merger Consideration over the exercise price per Common Share of any such Share Option or SAR, as the case may be. In addition, each unvested restricted share unit (“RSUs”), dividend equivalent unit (“DEUs”) and phantom Common Share (“Phantom Shares”) granted pursuant to any equity incentive or compensation plan or deferred pursuant to any deferred compensation plan of Archstone will become fully vested and free of any forfeiture restrictions immediately prior to the effective time of the Merger and be considered an outstanding Common Share for all purposes, including the right to receive the Merger Consideration, in each case except as otherwise agreed to by Parent and a holder of any such RSUs, DEUs or Phantom Shares. Further, the conditions for vesting of performance units under Archstone’s Special Long Term Incentive Program adopted pursuant to its equity incentive plan (“Performance Units”) will be deemed to be satisfied immediately prior to the effective time of the Merger and each such Performance Unit will fully vest and be considered an outstanding Common Share for all purposes, including the right to receive the Merger Consideration, except as otherwise agreed to by Parent and a holder of any such Performance Units.
     Representations, Warranties and Covenants; Non-Solicitation; Termination Fee
     The Company Parties and the Buyer Parties have made customary representations, warranties and covenants in the Merger Agreement, including, among others, Archstone’s covenant not to, nor to permit any subsidiary of Archstone to, solicit alternative transactions or, subject to certain limited exceptions, participate in discussions relating to an alternative transaction or furnish non-public information relating to an alternative transaction. Archstone is permitted to pay its regular quarterly dividend that is payable on May 31, 2007 to holders of Common Shares of record as of May 16, 2007, but will not pay any additional dividends on the Common Shares. The Buyer Parties will be potentially liable for damages of up to $1.5 billion if they breach their obligations under the Merger Agreement. Lehman Brothers Holdings, Inc. and Tishman Speyer Real Estate Venture VII, L.P. have severally agreed to guarantee the payment obligations of the Buyer Parties in an aggregate amount up to $1.5 billion.
     The Merger Agreement contains certain termination rights for Archstone and Parent, including, without limitation, the ability of Archstone to terminate the Merger Agreement if it receives a takeover proposal that the Board determines in good faith constitutes a superior proposal, Archstone is not in breach of the non-solicitation provisions of the Merger Agreement in any material respects, and provides Parent three (3) business days to make any adjustments to the terms and conditions of the Merger Agreement. In connection with the termination of the Merger Agreement for such reason and under other specified circumstances, Archstone will be required to pay a termination fee of $235.0 million to Parent or reimburse up to $10.0 million of Parent’s out-of-pocket expenses. In addition, under specified circumstances, Parent may be required to reimburse Archstone for its out-of-pocket costs and expenses up to $10.0 million.

     Closing; Shareholder and Unitholder Approval; Financing
     The Mergers, which are expected to close during the third quarter of 2007, are subject to customary closing conditions, including, among other things, (a) obtaining certain foreign and domestic regulatory approvals, if any, (b) the effectiveness of a registration statement on Form S-4 to be filed by the Operating Trust under the Securities Act of 1933, as amended, pursuant to which the Series O Preferred Units would be issued, (c) the approval of the Merger by at least the majority of all the votes entitled to be cast on the matter by the holders of all outstanding Common Shares, (d) the approval of both Mergers by at least the majority of all the votes entitled to be cast on the matter by the holders of all outstanding Class A-1 Common Units and Class A-2 Common Units of the Operating Trust, voting together as a single class, (e) accuracy of the other parties’ representations and warranties and compliance with covenants, subject in each case to materiality standards and (f) delivery of a tax opinion. As a holder of approximately 89% of all outstanding Common Units of the Operating Trust, Archstone’s approval is the only approval of the Common Unit holders that is necessary to approve the Mergers.
     The Buyer Parties provided Archstone with executed equity and debt financing commitments, the proceeds of which will provide for the necessary funds to consummate the transactions contemplated by the Merger Agreement. The consummation of the Mergers is not subject to any financing condition.
     R. Scot Sellers Employment Arrangement
     Subsequent to the commencement of discussions and negotiation of the Merger Agreement and the terms of the proposed Mergers among the Company Parties and the Buyer Parties, the Buyer Parties informed the Company Parties and the Board that their entering into a mutually satisfactory arrangement with Mr. R. Scot Sellers, Archstone’s Chairman and Chief Executive Officer, regarding his employment with MergerCo following the completion of the Mergers was a condition to their willingness to enter into a definitive Merger Agreement. After this request by the Buyer Parties, Mr. Sellers did not participate in Archstone’s negotiation of the terms of the Merger Agreement with the Buyer Parties. The Buyer Parties and Mr. Sellers did not engage in any discussions regarding the terms of his employment until the Company Parties and the Buyer Parties had reached an agreement on substantially all of the financial terms of the proposed Mergers. On May 29, 2007, Mr. Sellers agreed to terms of such employment agreement. Under the terms of such agreement, Mr. Sellers will be entitled to receive a base salary in an amount equal to his current base salary, bonus and certain equity and equity equivalent and profits interest and Performance Unit awards. Mr. Sellers has also agreed to invest approximately $8.2 million in equity immediately following the Merger. Mr. Sellers has agreed that the terms of his agreement will supersede his current change in control agreement with Archstone. The agreement also permits Mr. Sellers to negotiate the terms of his continued employment with any third party that submits a competing acquisition proposal that the Board has determined is a superior proposal, subject to certain conditions. The agreement terminates upon the termination of the Merger Agreement in accordance with its term.
     The foregoing description of the Mergers, the Merger Agreement and other transactions contemplated by the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated into this report by reference.

Amendments to Change in Control Agreements
     In connection with the approval of the Merger Agreement and the Mergers, on May 28, 2007, the Board, upon recommendation by the Executive Compensation Committee of the Board (the “Compensation Committee”), approved certain clarifying amendments to existing change in control agreements (each, an “Original CIC Agreement” and each amendment thereto, a “CIC Amendment”) between Archstone and each of Messrs. Sellers, Charles E. Mueller, Jr., and Mark A. Schumacher, and Ms. Caroline Brower, to clarify the definition of “good reason” (as defined in the Original CIC Agreements) to clarify the intent of the agreements that “good reason” includes Archstone no longer being publicly traded. In addition, the CIC Amendments clarified that the bonus component of the severance payment to which the covered executive officers are entitled under the Original CIC Agreements will be the greater of the target bonus for the fiscal year in which the termination occurs or the actual bonus earned in the fiscal year prior to the year in which the termination occurs. The Board also approved similar amendments to the bonus provisions for change in control agreements that Archstone has with ten (10) other officers.
Amendment to Separation Arrangement for J. Lindsay Freeman
     In connection with the approval of the Merger Agreement and the Mergers, on May 28, 2007, the Compensation Committee approved an amendment to the previously approved and announced separation arrangement with Mr. J. Lindsay Freeman, Archstone’s Chief Operating Officer (“Separation Arrangement”), in connection with the announcement of his retirement to be effective December 31, 2007, as more fully described under Item 5.02 of Archstone’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2007 and which description is incorporated by reference in its entirety to this Current Report on Form 8-K. Pursuant to the amendment, in addition to the payments and benefits that were previously approved to be paid to Mr. Freeman, he will be entitled to receive an additional cash payment of $1,000,000 if he remains employed with Archstone following the consummation of the Merger and through December 31, 2007 or if he is terminated without cause following the consummation of the Merger and prior to December 31, 2007.
Amendment to the Archstone Severance Benefit Plan
     In connection with the approval of the Merger Agreement and the Mergers, on May 28, 2007, the Board, upon recommendation by the Compensation Committee, approved an amendment to the Archstone Severance Benefit Plan (the “Severance Plan”) to provide for enhanced severance benefits in the event certain employees are terminated within 18 months following the effective time of the Merger. Pursuant to the Severance Plan, as amended, upon certain covered terminations of employment, participating employees of Archstone and its subsidiaries will be entitled to certain continued benefits and severance payments in an amount based upon both their time of service and his or her position with Archstone or any of its subsidiaries as of the closing of the Mergers or at the time of his or her covered termination, whichever is higher. None of Archstone’s named executive officers nor any other employee with a change in control agreement with Archstone is eligible to participate in the Severance Plan.

Item. 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The discussions set forth above under the sections entitled “Amendments to Change in Control Agreements” and “Amendment to Separation Arrangement for J. Lindsay Freeman” of Item 1.01 of this

Current Report on Form 8-K are hereby incorporated by reference into this Item 5.02 of this Current Report on Form 8-K. Copies of the CIC Amendments will be filed as exhibits to Archstone’s Quarterly Report on Form 10-Q for the Quarter Ending June 30, 2007. In addition, an agreement related to the Separation Arrangement, as amended, will be filed after it has been executed and entered into by Archstone and Mr. Freeman.
Forward Looking Statement
     This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates and projections about the industry, markets in which Archstone operates, management’s beliefs, assumptions made by management and the transactions described in this Current Report on Form 8-K. While Archstone management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against Archstone and others following announcement of the Merger Agreement; (3) the inability to complete the Mergers due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the Mergers, including the expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and compliance with German anti-trust regulations; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Mergers; (5) the ability to recognize the benefits of the Mergers; (6) the amount of the costs, fees, expenses and charges related to the Mergers and the actual terms of certain financings that will be obtained for the Mergers; and (7) the impact of the substantial indebtedness incurred to finance the consummation of the Mergers; and other risks that are set forth under “Risk Factors” in Archstone’s 2006 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. All forward-looking statements speak only as of the date of this Current Report on Form 8-K or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this Current Report on Form 8-K.
Cautionary Statement
     The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company Parties. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Archstone or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company Parties’ public disclosures.

Additional Information About the Mergers and Where to Find It
     This Current Report on Form 8-K is being made in respect of the proposed Mergers and other related transactions involving Archstone and the Operating Trust. Archstone will file a proxy statement with the SEC in connection with the proposed Merger. Archstone urges investors and shareholders to read the proxy statement when it becomes available and any other relevant documents filed by Archstone with the SEC because they will contain important information. Separately, the Operating Trust will file a prospectus/information statement with the SEC in connection with the proposed the Operating Trust Merger. The Operating Trust urges investors and unitholders to read the prospectus/information statement when it becomes available and any other relevant documents filed by the Operating Trust with the SEC because they will contain important information.
     The final proxy statement will be mailed to Archstone’s shareholders and the prospectus/information statement will be mailed to the Operating Trust’s unitholders. The proxy statement, prospectus/information statement and other documents filed with the SEC will be available free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Archstone and the Operating Trust will be available free of charge on the investor relations portion of Archstone’s website at www.archstonesmith.com, or by contacting the investor relations department of Archstone, telephone (303) 708-5959.
     Archstone and certain of its trustees and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the Merger. The names of Archstone’s trustees and executive officers and a description of their interests in Archstone is set forth in definitive proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 11, 2007. Investors, shareholders and unitholders can obtain updated information regarding the direct and indirect interests of Archstone’s trustees and executive officers in the Merger by reading the proxy statement when it becomes available.
     This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Item 9.01. Financial Statements and Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits

The exhibits required by this item are set forth on the Exhibit Index attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHSTONE-SMITH TRUST
Date: June 1, 2007	By:	/s/ Thomas S. Reif
Thomas S. Reif
Group Vice President and Associate General Counsel

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of May 28, 2007, by and among Archstone-Smith Trust, Archstone-Smith Operating Trust, River Holding, LP, River Acquisition (MD), LP, and River Trust Acquisition (MD), LLC

99.1	Form of Designation of the Preferences, Redemption and other Rights, Voting Powers, Restrictions, and Limitations as to Series O Preferred Units

99.2	Form of Designation of the Preferences, Redemption and other Rights, Voting Powers, Restrictions, and Limitations as to Series P Preferred Units

99.3	Form of Designation of the Preferences, Redemption and other Rights, Voting Powers, Restrictions, and Limitations as to Series Q Preferred Units